Exhibit 8.3

[LETTERHEAD OF STEGMAN & COMPANY]

July 26, 2007

Boards of Directors

Bradford Bank MHC

Bradford Bancorp, Inc.

Bradford Bank

Bradford Mid-Tier Company

Ladies and Gentlemen:

You have requested our opinion as to certain Maryland Corporation Business Tax and Maryland Personal Income Tax consequences of the proposed transactions (collectively, the “Conversion”), more fully described below, pursuant to which Bradford Bank MHC (the “MHC”) will convert to the stock form of organization and Bradford Bancorp, Inc. (the “Company”) will acquire 100 percent of the stock of Bradford Bank (the “Bank”).  We are rendering this opinion pursuant to Section 22 of the Plan of Conversion, as amended (the “Plan of Conversion”), initially adopted by the Boards of Directors of the Bank, Bradford Mid-Tier Company (“Bradford Mid-Tier”), the MHC and the Company on March 16, 2007. The opinion contained herein is rendered only with respect to the holdings set forth herein under the heading OPINION and we express no opinion with respect to any other legal, federal, state or local tax aspect of these transactions.

In preparing this opinion letter, we have relied, in part, upon certain factual descriptions provided in the Plan of Conversion, the representations made by certain officers of the affected companies as well as the facts which are provided below under the heading “STATEMENT OF FACTS” and the federal income tax opinion of Muldoon Murphy & Aguggia LLP. If any fact or representation contained herein is not complete or accurate it is important that we be notified immediately in writing as this may cause us to change our opinion.

STATEMENT OF FACTS

The Boards of Directors of the Company, Bradford Mid-Tier, the Bank and the MHC desire to convert the organization from the mutual holding company form to the fully public stock holding company structure.  In the stock holding company structure, all of the Bank’s stock will be owned by the Company, and all of the Company’s stock will be owned by the public and the employee stock ownership plan.  Upon completion of the Conversion, the MHC will cease to exist.

The Conversion will be effected, pursuant to the Plan of Conversion, as follows:

1.                                       The Bank will establish the Company as a first-tier subsidiary;

2.                                       Bradford Mid-Tier will convert to an interim federal stock savings bank to be named Bradford Interim Federal Savings Bank II (“Interim II”), and simultaneously merge with and into the Bank pursuant to which Bradford Mid-Tier will cease to exist (the “Holding Company Merger”);

July 26, 2007

3.                                       The MHC will convert to an interim federal stock savings bank to be named Bradford Interim Federal Savings Bank I (“Interim I”), and simultaneously merge with and into the Bank, pursuant to which the MHC will cease to exist (the “MHC Merger”).  In connection with the MHC Merger, the shares of Bradford Mid-Tier common stock held by the MHC will be canceled and a liquidation account will be established by the Bank for the benefit of the members of the MHC (the “Members”);

4.                                       The Company will form an interim federal stock savings bank to be named Bradford Interim Federal Savings Bank III (“Interim III”), as a wholly owned subsidiary of the Company.  Interim III will merge with and into the Bank (the “Bank Merger”).  As a result of the Bank Merger the shares of the Company common stock held by the Bank shall be extinguished and the shares of common stock of Interim III held by the Company will be converted into shares of Bank common stock, with the result that the Bank will become the wholly owned subsidiary of the Company; and

5.                                       The Company will issue and sell common stock in the offerings as provided in the Plan of Conversion.

OPINION

Based on the above stated facts, the documents referred to above, Maryland tax laws as of the date of this letter and the opinion of Muldoon Murphy & Aguggia LLP that for federal tax purposes the Conversion will constitute either a reorganization under Internal Revenue Code Section 368 or an exchange under Internal Revenue Code Section 351 and as such no gain or loss will be recognized in the proposed conversion of the Company, Bradford Mid-Tier, the Bank or the MHC, it is our opinion that:

1.                                       The Company, Bradford Mid-Tier, the Bank and the MHC will not recognize any gain or loss for Maryland Corporation Business Tax purposes; and

2.                                       The Conversion will not give rise to any positive or negative tax base adjustments for Maryland Corporation Business Tax purposes.

3.                                       No gain or loss will be recognized by the Members on the transfer of their rights and privileges in the MHC for their rights and privileges in the liquidation account.

The opinions expressed above are rendered with respect to the specific matters discussed herein and we express no opinion with respect to any other federal or state income tax, or other state and local taxes, or legal aspect of the Conversion. Our opinions are based on the completeness and accuracy of the above-stated facts and documents. If any of the foregoing are not entirely complete or accurate, it is imperative that we be informed immediately in writing, as the inaccuracy or incompleteness could have a material effect on our conclusions. References to Maryland law, regulations and pronouncements are based upon current laws as enacted and pronouncements thereunder as of the date of this memorandum. We are relying upon the relevant

July 26, 2007

provisions of the Internal Revenue Code of 1986, as amended, the regulations thereunder, and judicial and administrative interpretations thereof, and state and local tax authorities which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes could also have an effect on the validity of our opinions. The opinions contained herein are not binding upon the Internal Revenue Service, any other tax authority or any court, and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court. Unless you specifically request otherwise, we will not update these opinions for subsequent changes or modifications to the law and regulations, or to the judicial and administrative interpretations thereof.

We consent to the filing of this opinion as an exhibit to the Forms AC and H-(e)1-S filed with the Office of Thrift Supervision, as an exhibit to the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission in connection with the Conversion, and to the reference thereto in the Prospectus included in the registration statement on Form S-1 under the headings “The Conversion and Stock Offering—Material Income Tax Consequences” and “Legal and Tax Opinions.”  In giving such consent, we do not thereby admit that we are the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ STEGMAN & COMPANY
STEGMAN & COMPANY